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                                                                     EXHIBIT 2.3


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


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                                      :
IN RE:                                :        CHAPTER 11
                                      :
PIONEER COMPANIES, INC.,              :
PIONEER CORPORATION OF AMERICA,       :
IMPERIAL WEST CHEMICAL CO.,           :
KEMWATER NORTH AMERICA CO.,           :
PCI CHEMICALS CANADA, INC./PCI        :        CASE NO. 01-38259-H3-11
CHIMIE CANADA INC.,                   :
PIONEER AMERICAS, INC.,               :
PIONEER (EAST), INC.,                 :
PIONEER WATER TECHNOLOGIES, INC.,     :
PIONEER LICENSING, INC., AND          :
KWT, INC.,                            :
                                      :
                  DEBTORS.            :        JOINTLY ADMINISTERED
                                      :
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  DEBTORS' SECOND MOTION PURSUANT TO SECTION 1127(a) OF THE BANKRUPTCY CODE AND
    BANKRUPTCY RULE 3019 FOR ORDER MODIFYING PROVISIONS OF THE DEBTORS' JOINT
     PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

A HEARING WILL BE CONDUCTED ON THIS MATTER ON NOVEMBER 28, 2001 AT 2:00 P.M. IN COURTROOM 401, 515 RUSK AVENUE, HOUSTON, TEXAS BEFORE THE HONORABLE LETITIA Z. CLARK. IF YOU OBJECT TO THE RELIEF REQUESTED, YOU MUST APPEAR AT THE HEARING; OTHERWISE, THE COURT MAY TREAT THE PLEADING AS UNOPPOSED AND GRANT THE RELIEF REQUESTED.

TO THE HONORABLE LETITIA Z. CLARK,
UNITED STATES BANKRUPTCY JUDGE:

                  Pioneer Companies, Inc. and nine (9) of its direct and indirect wholly-owned subsidiaries (collectively, the "Debtors"), as debtors in possession, hereby file their Motion Pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule



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3019 for Order Modifying Provisions of the Debtors' Joint Plan of Reorganization
Under Chapter 11 of the Bankruptcy Code (the "Motion"), and respectfully represent as follows:

                                   BACKGROUND

                  1. On July 31, 2001 (the "Commencement Date"), the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code ("Bankruptcy Code"). Contemporaneously therewith, the Court ordered joint administration of these chapter 11 cases. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                  2. On the Commencement Date, the United States Trustee formed a statutory committee of unsecured creditors ("Creditors' Committee").

                  3. Pioneer Companies, Inc., together with its directly or indirectly wholly-owned subsidiaries, manufacture and market chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, metal smelting, oil production, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals, and medical disinfectants. The Debtors have nine production facilities, three terminal facilities, and a research and development laboratory. The Debtors' corporate headquarters are in Houston, Texas. For the fiscal year ended December 31, 2000, the Debtors' consolidated revenues (including certain Canadian affiliates) were approximately $342 million and for the six-month period ended June 30, 2001, revenues totaled approximately $176 million. As of the Commencement Date, the Debtors employed approximately 810 persons.




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                  4. The Debtors' chlor-alkali capacity represents approximately
6% of total North American capacity. The Debtors' primary production facilities are located in Becancour, Quebec, Canada; Tacoma, Washington; St. Gabriel, Louisiana; Henderson, Nevada; and Dalhousie, Newbrunswick, Canada. The chlorine and caustic soda produced at the Debtors' Tacoma and Henderson facilities provide a significant source of supply for the West Coast region of the United States, where the Debtors are the largest supplier of chlorine and bleach for water treatment purposes. The Tacoma, St. Gabriel and Dalhousie facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions.

                  5. Concurrently with the commencement of these chapter 11 cases, PCI Chemicals Canada, Inc., a Canadian subsidiary of Pioneer Companies, Inc. obtained protection offered by the Companies' Creditors Arrangement Act in the Canadian courts in order to reorganize and restructure its business, debts and corporate tax structure in an orderly fashion and to propose a plan of arrangement to its respective creditors. Both this Court and the Court in Canada have approved a protocol for the simultaneous administration of these cases and the Canadian case.

                  6. On the Commencement Date, the Debtors filed their Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code ("Plan") and accompanying Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code ("Disclosure Statement"). The Plan and Disclosure Statement are the culmination of negotiations with an ad hoc committee of certain holders of the Debtors' senior secured debt and with other parties. On September 21, 2001, the Court approved the Disclosure Statement, as amended. A hearing to consider confirmation of the Debtors' Amended



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Joint Plan of Reorganization dated September 21, 2001 ("Amended Plan") is currently set for November 28, 2001.

                             THE PLAN MODIFICATIONS

                  7. The Debtors request that this Court approve the modifications to the Plan described below.

                  8. A debtor may modify a plan at any time before confirmation in accordance with section 1127(a) of the Bankruptcy Code, which provides as follows:

                  The proponent of a plan may modify such plan at any time before confirmation, but may not modify such plan so that such plan as modified fails to meet the requirements of section 1122 and 1123 of this title. After the proponent of a plan files a modification of such plan with the court, the plan as modified becomes the plan.

11 U.S.C. Section 1127(a).

                  9. Furthermore, pursuant to Bankruptcy Rule 3019, modifications to an accepted plan before confirmation may be made as follows:

                  After a plan has been accepted and before its confirmation, the proponent may file a modification of the plan. If the court finds after hearing on notice to the trustee, any committee appointed under the Code and any other entity designated by the court that the proposed modification does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan.

Fed. Rule Bankr. Proc. 3019.

                  10. The proposed modifications as described in this Motion will not cause the Plan as modified to fail the requirements of sections 1122 and 1123 of the Bankruptcy Code. The proposed modifications do not adversely change the treatment of any claim or interest.


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                             SPECIFIC MODIFICATIONS



                  11. Sections 1.41 of the Plan is hereby deleted and replaced with the following:

         1.41 DIP Facility means that certain commitment for a revolving credit facility in the aggregate principal amount of up to $50 million provided by the agent and the lenders party thereto, and evidenced by that certain Debtor-in-Possession Credit Agreement dated as of July 31, 2001, as amended, supplemented, or modified from time to time and that certain Final Order granting Debtor-in-Possession Financing dated as of August 20, 2001.


                                     NOTICE

                  12. Notice of this Motion has been given to the Office of the United States Trustee, counsel for the Creditors' Committee, counsel for the Debtors' postpetition lender, and all parties listed on the Debtors' Master Service List.

                  WHEREFORE the Debtors respectfully request entry of an order granting the relief requested herein and such other and further relief as is just.

Dated:            November 28, 2001
                  Houston, Texas

                                    Respectfully submitted,

                                    WEIL, GOTSHAL & MANGES LLP


                                    By:      /s/ SHAYNE H. NEWELL
                                             ----------------------------------
                                             Shayne H. Newell
                                             (State Bar No. 24002327)
                                             700 Louisiana, Suite 1600
                                             Houston, Texas 77002
                                             Telephone: (713) 546-5000
                                             Facsimile: (713) 224-9511
                                                      - and -



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                                             Stephen A. Youngman
                                             (State Bar No. 22226600)
                                             100 Crescent Court, Suite 1300
                                             Dallas, Texas 75201-6950
                                             Telephone: (214) 746-7700
                                             Facsimile: (214) 746-7777

                                             ATTORNEYS FOR DEBTORS AND
                                             DEBTORS IN POSSESSION




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                             CERTIFICATE OF SERVICE

                  I hereby certify that a copy of the foregoing has been served by United States first class mail, postage prepaid, on upon the Official Combined Service List (as of October 19, 2001) on this 28 day of November, 2001.


                                                     /s/ SHAYNE H. NEWELL
                                                     --------------------------
                                                     Shayne H. Newell




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